EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harvard Bioscience, Inc.:

We have issued our reports dated March 16, 2018, with the respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Harvard Bioscience, Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of the said reports in the Registration Statements of Harvard Bioscience, Inc. on Form S-3, as amended (File No. 333-203552) and Forms S-8 (File No. 333-53848, File No. 333-104544, File No. 333-135418, File No. 333-151003, File No. 333-174476, File No. 333-189175, File No. 333-204760 and File No. 333-218497).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

March 16, 2018